Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Silo Pharma, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	1,906,392	$4.80	$9,150,681.60	0.0001381	$1,263.71

Total Offering Amounts:							$9,150,681.60		1,263.71
Total Fees Previously Paid:									0.00
Total Fee Offsets:
Net Fee Due:									$1,263.71

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Offering Note(s)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Capital Market on July 17, 2026.

Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

Represents the resale of (i) 124,000 Common Shares, (ii) 495,965 Pre-Funded Warrant Shares issuable upon exercise of Pre-Funded Warrants, (iii) up to 619,965 Series A-3 Warrant Shares issuable upon exercise of the Series A-3 Warrants, (iv) up to 619,965 Series A-4 Warrant Shares issuable upon exercise of the Series A-4 Warrants, and (v) up to 46,497 Placement Agent Warrant Shares issuable upon exercise of the Placement Agent Warrants.